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                                                              [EXHIBIT 12(a)(6)]

    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES. THE OFFER IS BEING MADE SOLELY BY THE OFFER TO PURCHASE DATED NOVEMBER 16, 2001 AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SHARES IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY J.P. MORGAN SECURITIES INC. OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       of
                             SPECTRA-PHYSICS, INC.
                                       at
                              $17.50 NET PER SHARE
                                       by
                       SPECTRA-PHYSICS ACQUISITION, INC.
                          a wholly-owned subsidiary of
                          THERMO ELECTRON CORPORATION

    Spectra-Physics Acquisition, Inc., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Thermo Electron Corporation, a Delaware corporation ("Thermo Electron"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of
Spectra-Physics, Inc., a Delaware corporation (the "Company"), at a purchase price of $17.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 16, 2001 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").
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 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON FRIDAY, DECEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, TOGETHER WITH SHARES OWNED BY THERMO ELECTRON AND ITS SUBSIDIARIES, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE OUTSTANDING SHARES OF THE COMPANY ON THE EXPIRATION DATE. THE OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS CONTAINED IN THE OFFER TO PURCHASE.

    The Offer is the first step in Thermo Electron's plan to take the Company private. The purpose of the Offer is to acquire the minority interest in the Company as the last step in Thermo Electron's overall corporate reorganization. If the Offer is completed, Thermo Electron and its subsidiaries will own at least 90% of the Shares. Following the closing of the Offer, Thermo Electron plans to cause the Purchaser to merge with and into the Company in a so-called "short-form" merger (the "Merger"). If the Merger occurs after February 22,
2002, stockholders of the Company who do not tender their Shares in the Offer will not be entitled to vote on the Merger. The consideration to be paid per Share in the Merger (other than Shares held by stockholders, if any, who are entitled to and perfect their appraisal rights under the Delaware General Corporation Law) will be the same as the Offer price of $17.50. Thermo Electron is prohibited by the terms of Section 203 of the Delaware General
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Corporation Law from causing the Company to merge with Thermo Electron or any of its subsidiaries until February 22, 2002, three years after the date on which Thermo Electron acquired control of Spectra-Physics AB, the Company's direct parent company, unless the holders of two-thirds of the minority shares of the Company vote to approve the Merger. It is Thermo Electron's current intention to wait until as soon as practicable after February 22, 2002 to complete the Merger.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when the Purchaser gives oral or written notice to EquiServe Trust Company, N.A. (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting such payment to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Shares ("Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the section of the Offer to Purchase captioned "The Tender Offer--Acceptance For Payment And Payment For Shares") pursuant to the procedures set forth in the section of the Offer to Purchase captioned "The Tender Offer--Acceptance For Payment And Payment For Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the section of the Offer to Purchase captioned "The Tender Offer--Acceptance For Payment And Payment For Shares") in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, December 14, 2001, unless and until the Purchaser, in its sole discretion, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

    Subject to the applicable rules and regulations of the Securities and Exchange Commission, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason, including the failure to satisfy any of the conditions specified in the section of the Offer to Purchase captioned "The Tender Offer--Certain Conditions Of The Offer," and thereby delay acceptance for payment of, or payment for, any Shares, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by a public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares.

    Except as otherwise provided in the section of the Offer to Purchase captioned "The Tender Offer--Withdrawal Rights," tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 14, 2002. In order for a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that

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of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering stockholder must also submit the serial numbers shown on such Share Certificates to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the section of the Offer to Purchase captioned "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares"), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer, as set forth in the section of the Offer to Purchase captioned "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility. Withdrawals may not be revoked and any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in the section of the Offer to Purchase captioned "The Tender Offer--Procedures For Accepting The Offer And Tendering Shares." All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

    The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Purchaser has requested the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Tendering stockholders of record who tender shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or a broker should check with such institution as to whether it charges any service fees. The Purchaser will pay the expenses of the Depositary, D.F. King
& Co., Inc., who is acting as the information agent (the "Information Agent"), and J.P. Morgan Securities Inc., who is acting as the dealer manager (the "Dealer Manager") in connection with the Offer.

    Questions and requests for assistance or for additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or any other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

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                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. King & Co., Inc.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 859-8508

                      THE DEALER MANAGER FOR THE OFFER IS:

                                     [LOGO]

                          J.P. Morgan Securities Inc.
                                277 Park Avenue
                               New York, NY 10172
                                 (866) 262-0777

November 16, 2001

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